SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
                                     1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12



                          HIGHWOODS PROPERTIES, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified in its Charter)


PAYMENT OF FILING FEE (Check the appropriate box):
[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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[ ] Fee paid previously with preliminary materials.



[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
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

                                     [logo]
                           HIGHWOODS PROPERTIES, INC.

                   ----------------------------------------
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           To Be Held On May 24, 2000
                   ----------------------------------------
     You are cordially invited to attend the 2000 annual meeting of stockholders of Highwoods Properties, Inc. to be held on Wednesday, May 24, 2000, at 11:00 a.m., at the North Carolina Bar Center, James K. Dorsett Jr. Auditorium, 8000 Weston Parkway, Cary, North Carolina, for the following purposes:

   1. To elect five directors;

   2. To ratify the appointment of Ernst & Young LLP as independent auditors of Highwoods for the 2000 fiscal year; and

   3. To transact such other business as may properly come before such meeting or any adjournments thereof.

     Only stockholders of record at the close of business on March 27, 2000 will be entitled to vote at the meeting or any adjournments thereof.

     IF YOU ARE UNABLE TO BE PRESENT AT THE MEETING IN PERSON, PLEASE SIGN AND DATE THE ENCLOSED PROXY, WHICH IS BEING SOLICITED BY THE BOARD OF DIRECTORS, AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

                                        BY ORDER OF THE BOARD OF DIRECTORS

                                        /s/ Edward J. Fritsch
                                        ------------------------
                                        EDWARD J. FRITSCH
                                        Executive Vice President, Chief
                                        Operating Officer
                                         and Secretary

                          HIGHWOODS PROPERTIES, INC.
                        3100 Smoketree Court, Suite 600
                         Raleigh, North Carolina 27604

                        -------------------------------
                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                        -------------------------------
                          To Be Held On May 24, 2000

     This proxy statement is furnished to stockholders of Highwoods Properties, Inc., a Maryland corporation, in connection with the solicitation of proxies for use at the 2000 annual meeting of stockholders of Highwoods to be held on Wednesday, May 24, 2000, at 11:00 a.m., at the North Carolina Bar Center, James
K. Dorsett Jr. Auditorium, 8000 Weston Parkway, Cary, North Carolina, for the purposes set forth in the notice of meeting. This solicitation is made on behalf of the Board of Directors of Highwoods.

     Holders of record of shares of common stock of Highwoods as of the close of business on the record date, March 27, 2000, are entitled to receive notice of, and to vote at, the meeting. The outstanding common stock constitutes the only class of securities entitled to vote at the meeting, and each share of common stock entitles the holder thereof to one vote. At the close of business on March 27, 2000, there were 59,719,913 shares of common stock issued and outstanding.

     Shares represented by proxies in the form enclosed, if such proxies are properly executed and returned and not revoked, will be voted as specified. Where no specification is made on a properly executed and returned form of proxy, the shares will be voted FOR the election of all nominees for director, FOR the proposal to ratify the appointment of Ernst & Young LLP as independent auditors and FOR authorization of the proxy to vote upon such other business as may properly come before the meeting or any adjournments thereof. To be voted, proxies must be filed with the secretary of Highwoods prior to the close of voting at the meeting. Proxies may be revoked at any time before exercise thereof by filing a notice of such revocation or a later dated proxy with the secretary of Highwoods or by voting in person at the meeting.

     Proposal One, the election of directors of Highwoods, requires the vote of a plurality of all of the votes cast at the meeting provided that a quorum is present. For purposes of the election of directors, abstentions will not be counted as votes cast and will have no effect on the result of the vote, although they will count toward the presence of a quorum.

     Proposal Two, ratification of the appointment of Ernst & Young LLP, requires the affirmative vote of a majority of the votes cast on the proposal provided that a quorum is present. For purposes of the vote on Proposal Two, abstentions will not be counted as votes cast and will have no effect on the result of the vote, although they will count toward the presence of a quorum.

     Highwoods' 1999 Annual Report has been mailed with this proxy statement. This proxy statement, the form of proxy and the 1999 Annual Report were mailed to stockholders on or about March 31, 2000. The principal executive offices of Highwoods are located at 3100 Smoketree Court, Suite 600, Raleigh, North Carolina 27604.


                                 PROPOSAL ONE:

                             ELECTION OF DIRECTORS


Board of Directors

     The directors of Highwoods are divided into three classes, with approximately one-third of the directors elected by the stockholders annually. Gene H. Anderson, Ronald P. Gibson and O. Temple Sloan, Jr., whose terms of office expire at the meeting, have been nominated for election at the meeting as directors for three-year terms, to hold office until the 2003 annual meeting of stockholders and until their successors are elected and qualified. John L. Turner, whose term of office also expires at the meeting, has been nominated for election at the meeting as a director for a two-year term, to hold office until the 2002 annual meeting of stockholders and until his successor is elected and qualified. William E. Graham, Jr., whose term of office also expires at the meeting, has been nominated for election at the meeting as a director for a one-year term, to hold office until the 2001 annual meeting of stockholders and until his successor is elected and qualified.

     The Board of Directors of Highwoods recommends a vote FOR Messrs. Anderson, Gibson, Graham, Sloan and Turner as directors to hold office until the expiration of the terms for which they have been nominated and until their successors are elected and qualified. Should any one or more of these nominees become unable to serve for any reason, the Board of Directors may designate substitute nominees, in which event the person named in the enclosed proxy will vote for the election of such substitute nominee or nominees, or may reduce the number of directors on the Board of Directors.


Nominees for Election to Term Expiring 2003

     Gene H. Anderson, 54, has been a director and senior vice president of Highwoods since its combination with Anderson Properties, Inc. in February 1997. Mr. Anderson previously served as president of Anderson Properties, Inc. since 1978. Mr. Anderson is an officer and former director of the National Association of Industrial and Office Properties.

     Ronald P. Gibson, 55, has been president, chief executive officer and a director of Highwoods since its first election of officers in March 1994. Mr. Gibson is a founder of Highwoods' predecessor, served as its president since its incorporation in 1992 and served as its managing partner since its formation in 1978. Mr. Gibson is a member of the Society of Industrial and Office Realtors and is a director of Capital Associated Industries.

     O. Temple Sloan, Jr., 61, is chairman of the Board of Directors, a position he has held since March 1994. Mr. Sloan is a founder of the predecessor of Highwoods. He has been chairman and chief executive officer of General Parts, Inc., a nationwide distributor of automobile replacement parts, since its founding in 1961. Mr. Sloan is a director of BankAmerica Corp. and Southern Equipment Company and is a trustee of St. Andrews College.


Nominee for Election to Term Expiring 2002

     John L. Turner, 53, has been vice chairman of the Board of Directors and chief investment officer of Highwoods since its combination with Forsyth Partners in February 1995. Mr. Turner co-founded the predecessor of Forsyth Partners in 1975 and served as its chairman of the board of directors and chief executive officer prior to joining Highwoods. Mr. Turner serves on the boards of visitors of the University of North Carolina and St. Mary's College in Raleigh. Mr. Turner is the managing partner of Gateway Holdings LLC.


Nominee for Election to Term Expiring 2001

     William E. Graham, Jr., 70, has been a director of Highwoods since its initial public offering. Mr. Graham is a lawyer in private practice with the firm of Hunton & Williams. Before joining Hunton & Williams on January 1, 1994, Mr. Graham was vice chairman of Carolina Power & Light Company and had previously served as its general counsel. Mr. Graham is a former member of the board of directors of Carolina Power & Light Company and currently serves as chairman of the Raleigh board of directors of BankAmerica Corp. He also serves on the board of trustees of BB&T Mutual Funds Group.


Incumbent Directors -- Term Expiring 2001

     James R. Heistand, 48, has been a director of Highwoods since May 1998 and is currently a principal in Capital Partners, Inc. Mr. Heistand served as a senior vice president of Highwoods from October 1997 until April 30, 1999, when he became a consultant to Highwoods and resigned his executive officer position. Mr. Heistand previously served as chairman of Associated Capital Properties, Inc. from 1989 to 1997.

     L. Glenn Orr, Jr., 59, has been a director of Highwoods since February 1995. Mr. Orr has been president and chief executive officer of The Orr Group, which provides investment banking and consulting services for middle market companies, since 1995. Mr. Orr was chairman of the board of directors, president and chief executive officer of Southern National Corporation from 1990 until its merger with Branch Banking & Trust in 1995. Mr. Orr is a member of the boards of directors of Village Tavern, Inc., Broyhill Management Fund, Inc. and The Polymer Group. Mr. Orr previously served as president and chief executive officer of Forsyth Bank and Trust Co., president of Community Bank in Greenville, S.C. and president of the North Carolina Bankers Association. He is a trustee of Wake Forest University.


Incumbent Directors -- Term Expiring 2002

     Thomas W. Adler, 59, has been a director of Highwoods since its initial public offering in June 1994. Mr. Adler is managing partner of NewGar, Ltd. in Cleveland, Ohio. Prior to the formation of NewGar, Mr. Adler had been a principal of Cleveland Real Estate Partners since 1988. Mr. Adler has served as a member of the executive committee and board of governors of the National Association of Real Estate Investment Trusts, and he was national president in 1990 of the Society of Industrial and Office Realtors. Mr. Adler formerly served on the board of directors of the National Association of Realtors and on the board of governors of the American Society of Real Estate Counselors.

     Kay Nichols Callison, 56, has been a director of Highwoods since its merger with J.C. Nichols Company in July 1998. Ms. Callison previously served as a director of J.C. Nichols Company since 1982. For more than five years, Ms. Callison has been active in charitable activities in the Kansas City metropolitan area.

     Willard H. Smith Jr., 63, has been a director of Highwoods since April 1996. Mr. Smith previously served as a managing director of Merrill Lynch from 1983 to 1995. Mr. Smith is a member of the boards of directors of Cohen & Steers Realty Shares, Cohen & Steers Realty Income Fund, Cohen & Steers Special Equity Fund, Inc., Cohen & Steers Total Return Realty Fund, Cohen & Steers Equity Income Fund, Cohen & Steers Institutional Equity Shares, Inc., Essex Property Trust, Inc., Realty Income Corporation, Willis Lease Financial Corporation and Crest Net Lease, Inc.


Committees of the Board of Directors; Meetings

     The Board of Directors has established an audit committee consisting of Messrs. Graham and Smith and Ms. Callison. The audit committee makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the plans and results of the audit engagement, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees and reviews the adequacy of Highwoods' internal accounting controls. During 1999, the audit committee held four meetings.

     The Board of Directors has established an executive compensation committee to determine compensation for Highwoods' executive officers and to implement Highwoods' Amended and Restated 1994 Stock Option Plan (the "Stock Option Plan") and Shareholder Value Plan. The executive compensation committee consists of Messrs. Adler, Graham, Orr and Sloan. During 1999, the executive compensation committee held five meetings.

     The Board of Directors has established an investment committee consisting of Messrs. Adler, Anderson, Gibson, Sloan and Turner. The investment committee oversees the acquisition, new development and asset disposition process. The investment committee generally meets weekly to review new opportunities and to make formal recommendations to the Board of Directors concerning such opportunities.

     The Board of Directors has established a special committee consisting of Messrs. Orr, Graham and Smith. The special committee meets on call to review strategic alternatives that may be available to Highwoods.

     The Board of Directors has established an executive committee consisting of Messrs. Adler, Gibson, Heistand, Orr, Sloan and Turner. The executive committee meets on call by the chairman of the Board of Directors during the intervals between meetings of the full Board of Directors and may exercise all of the powers of the Board of Directors, subject to the limitations imposed by applicable law, the bylaws or the Board of Directors.

     The Board of Directors held seven meetings in 1999.


Compensation of Directors

     Highwoods pays directors who are not employees of Highwoods fees for their services as directors. During 1999, non-employee directors received annual compensation of $18,000 plus a fee of $1,250 (plus out-of-pocket expenses) for attendance in person at each meeting of the Board of Directors, $500 for each committee meeting attended and $250 or $400 for each telephone meeting of the Board of Directors or a committee. In addition, non-employee directors on the investment committee each received an additional annual retainer of $30,000 and $1,000 per day for property visits in 1999. Also, directors on the special committee each received an additional retainer of $90,000 in 1999. Upon becoming a director of Highwoods, each non-employee director received options to purchase 10,000 shares of common stock at an exercise price equal to the fair market value on the date of grant. Non-employee directors are also eligible for discretionary awards of stock options and may elect to receive a portion of their retainer and meeting fees in the form of stock options. Officers of Highwoods who are directors are not paid any director fees.

                            EXECUTIVE COMPENSATION

     The following table sets forth certain information concerning the compensation of the Chief Executive Officer and the four other most highly compensated executive officers of Highwoods (the "Named Executive Officers") for the year ended December 31, 1999:



                          Summary Compensation Table



                                                Annual Compensation     Securities
                                               ----------------------   Underlying       All Other
Name and Principal Position              Year     Salary    Bonus(1)   Options(#)(2)  Compensation(3)
--------------------------------------- ------ ----------- ---------- -------------- ----------------
Ronald P. Gibson                        1999    $350,000    $157,178      220,845         $11,994
President and Chief Executive Officer   1998    $347,352    $437,500       30,000         $11,646
                                        1997    $285,551    $375,000      350,000         $ 9,550

Edward J. Fritsch                       1999    $284,000    $112,534      102,400         $ 5,535
Executive Vice President, Chief         1998    $264,839    $343,750       30,000         $ 5,505
Operating Officer and Secretary         1997    $177,262    $200,000      100,000         $ 5,485

John L. Turner                          1999    $255,000    $101,043       91,944         $10,800
Chief Investment Officer                1998    $240,134    $312,500           --         $10,800
                                        1997    $199,836    $250,000      210,000         $10,750

Carman J. Liuzzo                        1999    $220,000    $ 87,174       79,324         $ 5,550
Vice President, Chief Financial         1998    $216,189    $275,000       30,000         $ 5,550
Officer and Treasurer                   1997    $170,168    $200,000      220,000         $ 5,550

Mack D. Pridgen III                     1999    $196,000    $ 77,863       29,837         $ 4,800
Vice President and General Counsel      1998    $190,000    $190,000       30,000         $ 4,800
                                        1997    $180,000    $ 63,000       60,000         $ 1,946

---------
(1) Includes amounts earned in the indicated period that were paid in the following year. Twenty percent of the bonus amounts during 1997 and 1998 was paid in the form of units of phantom stock. The Named Executive Officers were credited with a specified number of units of phantom stock equal to such number of shares of common stock as could be purchased with 25% of the employee's cash bonus. Five years from the date of the phantom stock grant, the Named Executive Officers will receive the value of a share of common stock for each unit of phantom stock and an additional amount equal to the value of the dividends paid during the period on the corresponding common stock assuming dividend reinvestment. Payouts with respect to phantom stock grants may be made in shares of common stock or cash or both. If a Named Executive Officer leaves Highwoods' employ for any reason (other than death, disability or normal retirement) prior to the end of the five-year period, all phantom stock awards will be forfeited.

(2) Options include incentive stock options and nonqualified stock options. Options have varying vesting schedules of no less than four years beginning with the date of grant. Amounts shown include options granted during the indicated period with respect to the prior year's performance.

(3) Includes a vehicle allowance, if any, and amounts contributed by Highwoods under the Salary Deferral and Profit Sharing Plan.

   The following table sets forth information with respect to options granted in 1999 to the Named Executive Officers:

                             Option Grants in 1999


                                              Percent of                                    Potential Realizable
                                Number of    Total Options                                    Annual Rates of
                                Securities    Granted to     Exercise                     Stock Price Appreciation
                                Underlying     Employees      Price       Expiration        for Option Term (2)
Name                           Options (1)      in 1999     Per Share        Date             5%            10%
----------------------------- ------------- -------------- ----------- ---------------- -------------  -------------
Ronald P. Gibson ............    220,845          26.2%      $ 22.19   March 25, 2009    $3,082,996     $7,809,079
Edward J. Fritsch ...........    102,400          12.1%      $ 22.19   March 25, 2009    $1,429,504     $3,620,864
John L. Turner ..............     91,944          10.9%      $ 22.19   March 25, 2009    $1,283,538     $3,251,140
Carman J. Liuzzo ............     79,324           9.4%      $ 22.19   March 25, 2009    $1,107,363     $2,804,896
Mack D. Pridgen III .........     70,851           8.4%      $ 22.19   March 25, 2009    $  989,080     $2,505,291

---------
(1) Options granted in 1999 were based on 1998 performance. Options granted in 1999 generally vest over a four-year period beginning with the date of grant.

(2) Realizable values have been reduced by the per share option exercise price that each optionee will be required to pay to Highwoods in order to exercise the options.

     The following table sets forth information with respect to options held by the Named Executive Officers as of December 31, 1999:



          Disposition of Options in 1999/1999 Year-End Option Values



                                    Shares                       Number of Securities              Value of Unexercised
                                  Underlying                     Underlying Options at                 In-the-Money
                                   Options        Value            1999 Year-End (1)          Options at 1999 Year-End (2)(3)
Name                             Disposed of     Realized    Exercisable     Unexercisable     Exercisable     Unexercisable
-----------------------------   -------------   ---------   -------------   ---------------   -------------   --------------
Ronald P. Gibson ............            --           --       71,950          588,895           $105,200        $318,015
Edward J. Fritsch ...........            --           --       54,450          217,950           $ 78,900        $147,456
John L. Turner ..............            --           --       54,450          292,494           $129,600        $132,399
Carman J. Liuzzo ............            --           --       49,950          314,874           $ 65,750        $114,227
Mack D. Pridgen III .........            --           --       17,100          183,751                 --        $102,025

---------
(1) Options include incentive stock options and nonqualified stock options. Options have a vesting schedule of no less than four years beginning with the date of grant.

(2) Based on a closing price of $23.63 per share of common stock on December 31, 1999.

(3) Up to one-third of the nonqualified stock options granted to the Named Executive Officers in 1997 were accompanied by a dividend equivalent right (a "DER") pursuant to the 1997 Performance Award Plan. If the total return on a share of common stock exceeds certain thresholds, the exercise price of such a stock option will be reduced by an amount equal to the sum of all dividends and other distributions that are made with respect to such a share during the period beginning on the date of grant and ending upon exercise of such stock option. Therefore, the exercise price per share of nonqualified stock options accompanied by DERs may be lower upon exercise, and the potential realizable value of such options may be higher upon exercise, than the amounts set forth in the table.



Employment Contracts

     Highwoods has entered into a change in control contract with each of Messrs. Gibson, Fritsch, Turner, Liuzzo and Pridgen. The contracts generally provide that if within 24 months from the date of a change in control (as defined below), the employment of Messrs. Gibson, Fritsch, Turner, Liuzzo or Pridgen is terminated without cause, including a voluntary termination because their responsibilities are changed, their salaries are reduced or their responsibilities are diminished or in the event of a voluntary termination for any reason in months 13, 14 or 15 following the change of control, Messrs. Gibson, Fritsch, Turner, Liuzzo or Pridgen will be entitled to receive 2.99 times a base amount. An executive's base amount for these purposes is equal to 12 times the highest monthly salary paid to the executive during the twelve-month period ending prior to the change of control plus the greater of
(1) the average annual bonus for the preceding three years or (2) the last annual bonus paid or payable to the executive. Additionally, the Stock Option Plan, the phantom stock plan, the 1997 Performance Award Program and the Shareholder Value Plan provide for the immediate vesting of all options and benefits upon a change of control. Additionally, the executive will receive a lump sum cash payment equal to a stated multiple of the value of all of the executive's unexercised stock options. The multiple is three times for Mr. Gibson and two times for Messrs. Fritsch, Turner, Liuzzo and Pridgen. The contracts are effective until March 31, 2002, and are automatically extended for one additional year commencing at March 31, 2000 and each March 31 thereafter.

     For purposes of the contracts described in the preceding paragraph, "change in control" generally means any of the following events: (1) the acquisition by a third party of 20% or more of the then outstanding common stock of Highwoods; (2) individuals who currently constitute the Board of Directors (or individuals who subsequently become a director whose election or nomination was approved by at least a majority of the directors currently constituting the Board of Directors) cease for any reason to constitute a majority of the Board of Directors; (3) approval by Highwoods' stockholders of a reorganization, merger or consolidation in which Highwoods is not the surviving entity; or (4) approval by Highwoods' stockholders of a complete liquidation or dissolution of Highwoods or the sale or other disposition of all or substantially all of the assets of Highwoods.


Executive Compensation Committee Interlocks and Insider Participation

     The executive compensation committee consists of Messrs. Adler, Graham, Orr and Sloan. None of the members of the executive compensation committee is an employee of Highwoods. Mr. Sloan is a former officer of the predecessor of Highwoods.


Committee Report on Executive Compensation

     The executive compensation committee makes recommendations to the Board of Directors regarding compensation and benefit policies and practices and incentive arrangements for executive officers and key managerial employees of Highwoods. It directs the administration of the Stock Option Plan and other management incentive compensation plans of Highwoods. The executive compensation committee's compensation policies are designed to (a) attract and retain key individuals critical to the success of Highwoods, (b) motivate and reward such individuals based on corporate, business unit and individual performance and (c) align executives' and stockholders' interests through equity-based incentives. During 1999, the executive compensation committee met five times and implemented a new executive compensation program based upon extensive input from and the recommendation of William M. Mercer, Incorporated, an independent compensation consulting firm.

     Compensation for executives will continue to be based generally on the following principles: variable compensation should comprise a significant part of an executive's compensation with the percentage at-risk increasing at increased levels of responsibility; employee stock ownership aligns the interests of employees and stockholders; compensation must be competitive with that offered by companies that compete with Highwoods for executive talent; and differences in executive compensation within Highwoods should reflect differing levels of responsibility and performance. A key determinant of overall levels of compensation remains the pay practices of public equity real estate investment trusts that have revenues comparable to Highwoods. This peer group was chosen by Highwoods' independent compensation and benefit consultants. Overall compensation is intended to be at, above or below competitive levels depending upon the performance of Highwoods relative to its targeted performance and the performance of its peer group.

     There are three components to Highwoods' executive compensation program: base salary, annual incentive compensation and long-term incentive compensation. The more senior the position, the greater the portion of compensation that varies with performance.

     Annual Compensation. Executive salaries other than that of the Chief Executive Officer are recommended to the executive compensation committee by the Chief Executive Officer in consultation with the Chief Operating Officer and are designed to be competitive with the peer group companies described above. Changes in base salaries are based on the peer group's practices; Highwoods' performance; the individual's performance, experience and responsibility; and increases in cost of living indices. Base salaries are reviewed for adjustment annually. The Chief Executive Officer's base salary is established by the executive compensation committee with input from Highwoods' outside compensation consultants.

     Highwoods' executive officers participate in an annual cash incentive bonus program whereby they are eligible for cash bonuses based on a percentage of their annual base salary as of the prior December. Each executive's target level bonus is determined by competitive analysis and the executive's ability to influence overall performance of Highwoods and, assuming certain levels of Highwoods' performance, ranges from 40% to 85% of base salary depending on position in Highwoods. The eligible bonus percentage for each executive is determined by a weighted average of Highwoods' actual performance versus its annual plan using the following measures: return on invested capital, growth in funds from operations ("FFO") per share, property level cash flow as a percentage of plan, general and administrative expenses as a percentage of revenue and growth in same store net operating income. To the extent this weighted average is less than or exceeds Highwoods' targeted performance level, the bonus percentage paid is proportionally reduced or increased on a predetermined scale. Depending on Highwoods' performance, annual incentive bonuses could range from zero to 200% of an executive's target level bonus. For 1999, Highwoods did not meet its targeted performance level on an overall basis and the average bonus percentage for the executive group (excluding the Chief Executive Officer) was 54% of their target level bonus. The percentage bonus for the Chief Executive Officer was 53% of his target level bonus.

     Long-Term Incentives. In addition to the cash bonus, and as an incentive to retain executive officers, Highwoods' deferred compensation plan for the officers provides for participation in a long term incentive plan which includes annual grants of stock options, restricted shares and units in its Shareholder Value Plan.

     Highwoods' outside compensation consultants, after consideration of Highwoods' stated objectives for its long-term incentive program and similar programs of its peers, recommended that Highwoods replace its program of intermittent stock option grants and phantom stock with a three-pronged approach to long-term incentive compensation. Based on these recommendations, Highwoods instituted a program beginning in 1999 which includes annual awards of stock options, restricted stock and grants under the Shareholder Value Plan. The mix of awards varies by position in Highwoods and for certain corporate officers, including the Chief Executive Officer, no restricted shares are granted. The stock options vest ratably over four years. The restricted shares vest 50% after three years and 50% after five years.

     The Shareholder Value Plan rewards the executive officers of Highwoods when the total shareholder returns measured by increases in the market value of Highwoods common shares plus the dividends on those shares exceeds a comparable index of Highwoods' peers over a three-year period. The payout for this program is determined by Highwoods' percent change in shareholder return compared to the composite index of its peer group. If Highwoods' performance is not at least 100% of the peer group index, no payout is made. To the extent performance exceeds the peer group, the payout increases. A new three-year plan cycle begins each year under this program.

     Section 162(m) of the Internal Revenue Code generally denies a deduction for compensation in excess of $1 million paid to certain executive officers, unless certain performance, disclosure and stockholder approval requirements are met. Option grants and certain other awards under the Stock Option Plan are intended to qualify as "performance-based" compensation not subject to the
Section 162(m) deduction limitation. The executive compensation committee believes that a substantial portion of compensation awarded under Highwoods' compensation program would be exempted from the $1 million deduction limitation. The executive compensation committee's present intention is to qualify to the extent reasonable, a substantial portion of each executive officer's compensation for deductibility under applicable tax laws.

     Chief Executive Officer Compensation. The salary and long-term incentive awards of Highwoods' Chief Executive Officer, Mr. Ronald P. Gibson, are determined substantially in conformity with the policies described above for all other executive officers of Highwoods. Mr. Gibson was paid $350,000 in base salary and $157,178 in cash incentive compensation, was granted 220,845 stock options and will participate in the Shareholder Value Plan. Mr. Gibson was not granted any restricted shares in 1999.


                       Executive Compensation Committee

Thomas W. Adler  William E. Graham, Jr.  L. Glenn Orr, Jr.  O. Temple Sloan, Jr.

     The foregoing report should not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that Highwoods specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth the beneficial ownership of shares of common stock as of December 31, 1999 for each person or group known to Highwoods to be holding more than 5% of the common stock and for each director and Named Executive Officer and the directors and executive officers of Highwoods as a group. The number of shares shown represents the number of shares of common stock the person beneficially owns plus the number of shares that may be issued upon redemption of common partnership interests ("Common Units") in Highwoods Realty Limited Partnership (the "Operating Partnership"), whether or not such Common Units are currently redeemable. The Operating Partnership is controlled by Highwoods as its sole general partner. Following the expiration of a contractually imposed lockup period, the Operating Partnership is obligated to redeem each Common Unit at the request of the holder thereof for the cash value of one share of common stock or, at Highwoods' option, one share of common stock. Unless otherwise indicated in the footnotes, the indicated person or entity has sole voting and investment power with respect to the shares of common stock. The number of shares and Common Units shown are those "beneficially owned," as determined by the rules of the SEC, and such information is not necessarily indicative of beneficial ownership for purposes of compliance with the ownership limit contained in Highwoods' charter or for any other purpose.



                                                                          Number of Shares
                                                                            Beneficially      Percent of
Name of Beneficial Owner                                                       Owned        All Shares (1)
------------------------------------------------------------------------ ----------------- ---------------
O. Temple Sloan, Jr. (2) ...............................................       557,249              *
Ronald P. Gibson (3)(4) ................................................       220,466              *
Gene H. Anderson (5) ...................................................       809,348            1.3%
Edward J. Fritsch (3)(6) ...............................................        90,491              *
Carman J. Liuzzo (7) ...................................................        54,341              *
Mack D. Pridgen III (8) ................................................        20,036              *
John L. Turner (9) .....................................................       495,991              *
Thomas W. Adler (10) ...................................................        57,160              *
Kay Nichols Callison (11) ..............................................       590,505            1.0%
William E. Graham, Jr. (12) ............................................        29,950              *
James R. Heistand (13) .................................................       754,562            1.2%
L. Glenn Orr, Jr. (14) .................................................        16,000              *
Willard H. Smith Jr. (15) ..............................................        14,000              *
CRA Real Estate Securities, LP (16) ....................................     3,070,228            5.0%
Cohen & Steers Capital Management, Inc. (17) ...........................     3,478,400            5.7%
Templeton Global Advisors Limited and Franklin Resources, Inc. (18) ....     4,694,287            7.7%
All executive officers and directors as a group (16 persons) ...........     3,752,428            5.9%

---------
     * Less than 1%

(1) The total number of shares outstanding used in calculating this percentage assumes that none of the Common Units, stock options or warrants held by other persons are exchanged for shares of common stock.

(2) Number of shares beneficially owned includes 182,735 shares currently issuable upon exercise of options and 274,990 shares issuable upon redemption of Common Units.

(3) Messrs. Gibson and Fritsch each own 49.5 shares (representing in the aggregate a 1% economic interest) of the Class A (voting) stock of Highwoods Services, Inc., a subsidiary of the Operating Partnership.

(4) Number of shares beneficially owned includes 76,950 shares currently issuable upon exercise of options and 70,872 shares issuable upon redemption of Common Units.

(5) Number of shares beneficially owned includes 16,950 shares currently issuable upon exercise of options and 785,326 shares issuable upon redemption of Common Units.

(6) Number of shares beneficially owned includes 56,900 shares currently issuable upon exercise of options and 10,144 shares issuable upon redemption of Common Units.

(7) Number of shares beneficially owned includes 51,950 shares currently issuable upon exercise of options.

(8) Number of shares beneficially owned includes 17,100 shares currently issuable upon exercise of options and 2,497 shares issuable upon redemption of Common Units.

(9) Number of shares beneficially owned includes 54,450 shares currently issuable upon exercise of options, 35,000 shares issuable upon exercise of warrants and 399,541 shares issuable upon redemption of Common Units.

(10) Number of shares beneficially owned includes 39,640 shares currently issuable upon exercise of options.

(11) Number of shares beneficially owned includes 3,000 shares currently issuable upon exercise of options.

(12) Number of shares beneficially owned includes 24,950 shares currently issuable upon exercise of options.

(13) Number of shares beneficially owned includes 675,034 shares issuable upon redemption of Common Units.

(14) Number of shares beneficially owned includes 15,000 shares currently issuable upon exercise of options.

(15) Number of shares beneficially owned includes 10,500 shares currently issuable upon exercise of options.

(16) Address is 259 N. Radnor Chester Road, Suite 205, Radnor, PA 19087. Owner has sole voting power with respect to 2,611,628 shares, sole investment power with respect to 2,973,278 shares and shared investment power with respect to 96,500 shares. Information obtained from Schedule 13G filed with the SEC.

(17) Address is 757 Third Avenue, New York, New York 10017. Owner has sole investment power with respect to all shares and sole voting power with respect to 2,945,200 shares. Information obtained from Schedule 13G filed with the SEC.

(18) Address with respect to Templeton Global Advisors Limited is Lyford Cay, P.O. Box N-7759, Nassau, Bahamas. Address with respect to Franklin Resources, Inc. is 777 Mariners Island Boulevard, San Mateo, CA 94404. Templeton Global Advisors Limited has sole voting and investment power with respect to 3,944,887 shares. Franklin Advisers, Inc. has sole voting and investment power with respect to 687,800 shares. Templeton Investment Management Limited has sole voting and investment power with respect to 51,885 shares. Franklin Management, Inc. has sole investment power with respect to 9,715 shares. Information obtained from Schedule 13G filed with the SEC.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     On July 16, 1999, Highwoods purchased development land and an option to acquire other development land in the Bluegrass Valley office development project from GAPI, Inc., a corporation controlled by Mr. Anderson, for approximately $4.6 million in Common Units. The option is exercisable at predetermined prices from time to time over the next several years. Mr. Anderson is a senior vice president and director of Highwoods. Highwoods believes that the purchase price did not exceed market value.

     On April 30, 1999, Mr. Heistand resigned as an executive officer of Highwoods in order to pursue other interests but has remained as a director and currently serves as a consultant to Highwoods. Mr. Heistand entered into a one-year consulting agreement pursuant to which Highwoods has paid him $100,000.

     In March 2000, Highwoods entered into a series of agreements to sell approximately 2.0 million rentable square feet of office buildings and approximately 38 acres of development land to Capital Partners, Inc., a Florida corporation in which Mr. Heistand has an approximate 51% ownership interest, in exchange for approximately $178 million consisting of cash, shares of common stock and Common Units, and the waiver and/or termination of certain outstanding obligations existing under various agreements between Highwoods and Mr. Heistand. A portion of this aggregate amount consists of 52,769 shares of common stock and 675,034 Common Units directly or indirectly owned by Mr. Heistand. This transaction is subject to customary closing conditions such as expiration of the buyer's due diligence period and the ability of the buyer to obtain financing. Highwoods believes that the purchase price is not below market value. Highwoods cannot provide any assurance that this transaction will be consummated.


                                 PROPOSAL TWO:

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors, upon the recommendation of the audit committee, has appointed the accounting firm of Ernst & Young LLP to serve as independent auditors of Highwoods for the fiscal year ending December 31, 2000, subject to ratification of this appointment by the stockholders of Highwoods. Ernst & Young LLP has served as independent auditors of Highwoods since its commencement of operations and is considered by management of Highwoods to be well qualified. Highwoods has been advised by that firm that neither it nor any member thereof has any financial interest, direct or indirect, in Highwoods or any of its subsidiaries in any capacity.

     Representatives of Ernst & Young LLP will be present at the meeting, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

     Proposal Two requires the affirmative vote of a majority of the votes cast on the proposal provided that a quorum is present. For purposes of the vote on Proposal Two, an abstention will not be counted as votes cast and will have no effect on the result of the vote, although they will count toward the presence of a quorum.

     The Board of Directors recommends a vote FOR the proposal to ratify the appointment of Ernst & Young LLP as independent auditors of Highwoods for the 2000 fiscal year.


                                 OTHER MATTERS

     Highwoods' management knows of no other matters that may be presented for consideration at the meeting. However, if any other matters properly come before the meeting, it is the intention of the person named in the proxy to vote such proxy in accordance with his judgment on such matters.

                         STOCK PRICE PERFORMANCE GRAPH

     The following stock price performance graph compares Highwoods' performance to the S&P 500 and the index of equity real estate investment trusts prepared by National Association of Real Estate Investment Trusts ("NAREIT"). The stock price performance graph assumes an investment of $100 in Highwoods and the two indices on December 31, 1994 and further assumes the reinvestment of all dividends. Equity real estate investment trusts are defined as those that derive more than 75% of their income from equity investments in real estate assets. The NAREIT equity index includes all tax qualified real estate investment trusts listed on the New York Stock Exchange, the American Stock Exchange or the NASDAQ National Market System. Stock price performance is not necessarily indicative of future results.


                              [graph appears here]



                            TOTAL RETURN PERFORMANCE



                                                                 Period Ending
             Index                 12/31/94     12/31/95     12/31/96     12/31/97     12/31/98      12/31/99
 Highwoods Properties, Inc.       100.00       140.72       179.21       209.63       155.19       155.93
 S&P 500                          100.00       137.58       169.03       225.44       289.79       350.78
 NAREIT All Equity REIT Index     100.00       115.27       155.92       187.51       154.69       147.54

     The stock price performance graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that Highwoods specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Each director and executive officer of Highwoods is required to file with the SEC, by a specified date, reports regarding his or her transactions involving Highwoods' common stock. To Highwoods' knowledge, based solely on the information furnished to Highwoods and written representations that no other reports were required, during the fiscal year ended December 31, 1999, all such filing requirements were complied with, except that (1) two transactions by Mr. Heistand were reported late, (2) three transactions by Mr. Johannes were reported late, (3) one transaction by Mr. Anderson was reported late and (4) one transaction by Mr. Harris was reported late.


                 STOCKHOLDER PROPOSALS FOR 2001 ANNUAL MEETING

     Proposals of stockholders to be presented at the 2001 annual meeting of stockholders must be received by the secretary of Highwoods prior to December 2, 2000 to be considered for inclusion in the 2001 proxy material.


                          COSTS OF PROXY SOLICITATION

     The cost of preparing, assembling and mailing the proxy material will be borne by Highwoods. Highwoods will also request persons, firms and corporations holding shares in their names or in the names of their nominees, which shares are beneficially owned by others, to send the proxy material to, and to obtain proxies from, such beneficial owners and will reimburse such holder for their reasonable expenses in doing so.

     Highwoods has retained Corporate Communications, Inc. and First Union National Bank to assist in the process of identifying and contacting stockholders for the purpose of soliciting proxies. The entire expense of engaging the services of such consultants to assist in proxy solicitation is projected to be $5,000 in fees paid to them, exclusive of certain other fees paid to First Union National Bank in connection with the operation of the annual meeting.

     Your vote is important. Please complete the enclosed proxy card and mail it in the enclosed postage-paid envelope as soon as possible. Thank you.


                                        BY ORDER OF THE BOARD OF DIRECTORS

                                         /s/ O. Temple Sloan, Jr.
                                        ----------------------------
                                        O. TEMPLE SLOAN, JR.
                                        Chairman of the Board of Directors
March 31, 2000

                            - FOLD AND DETACH HERE -
--------------------------------------------------------------------------------
 P R O X Y

                          HIGHWOODS PROPERTIES, INC.
        PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE
           ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 24, 2000

  The undersigned hereby (a) acknowledges receipt of the Notice of Annual Meeting of Stockholders of Highwoods Properties, Inc. (the "Company") to be held on May 24, 2000, and the Proxy Statement in connection therewith; (b) appoints Ronald P. Gibson as Proxy (the "Proxy") with the power to appoint a substitute; and (c) authorizes the Proxy to represent and vote, as designated below, all the shares of Common Stock of the Company, held of record by the undersigned on March 27, 2000, at such Annual Meeting and at any adjournment(s) thereof.
     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THESE PROPOSALS:

  1. ELECTION OF DIRECTORS
     [ ] FOR all nominees (except as indicated to the contrary below)
[ ] WITHHOLD AUTHORITY to vote for all nominees

Gene H. Anderson  Ronald P. Gibson  William E. Graham, Jr.  O. Temple Sloan,
                              Jr.  John L. Turner

     (Instruction: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE write that nominee's name in the space below.)

  2. RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS INDEPENDENT PUBLIC ACCOUNTANTS
     for the fiscal year ending December 31, 2000

     [ ] FOR  [ ] AGAINST  [ ] ABSTAIN

  3. OTHER BUSINESS: In his discretion, the Proxy is authorized to vote upon such other business as may properly come before the meeting or any adjournments thereof.

     [ ] FOR  [ ] WITHHOLD AUTHORITY
                           (CONTINUED ON OTHER SIDE)

                            - FOLD AND DETACH HERE -
--------------------------------------------------------------------------------
     4.THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" ELECTION OF ALL NOMINEES FOR DIRECTOR AND "FOR" PROPOSAL TWO.



     DATED:_________________                   _________________________________
                                               Signature of Stockholder


                                               _________________________________
                                               Signature if held jointly


                                               (Please sign exactly as your
                                               name appears hereon. When
                                               signing on behalf of a
                                               corporation, partnership,
                                               estate, trust or in any other
                                               representative capacity, please
                                               sign your name and title. For
                                               joint accounts, each joint owner
                                               must sign.)

                                               Please mark, date and sign this
                                               proxy and return it promptly in
                                               the enclosed envelope so as to
                                               ensure a quorum at the meeting.
                                               This is important whether you
                                               own few or many shares. Delay in
                                               returning your proxy may subject
                                               the Company to additional
                                               expense.